Exhibit 16.1

                           [DOEREN MAYHEW LETTERHEAD]



                                 March 31, 2003




Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

RE:      Productivity Technologies Corporation:

     We have read the statements that we understand Productivity Technologies Corporation will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our Firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

DOEREN MAYHEW

Benedict P Rybicki
Director


cc:         Office of the Chief Accountant --
            SECPS Letter File
            Mail Stop 9-5
            Securities and Exchange Commission
            450 Fifth Street, N. W.
            Washington, D.C. 20549